                                                                                                                                                            FOR IMMEDIATE RELEASE

                                                                                                                                                                                                   Contact: Christopher J. Eperjesy
                                                                                                                                                                                                   (262) 638-4343

TWIN DISC, INC. ANNOUNCES THE APPOINTMENT OF JOHN H. BATTEN TO THE POSITION OF PRESIDENT – CHIEF OPERATING OFFICER

     RACINE, WISCONSIN—May 14, 2008—Twin Disc, Inc. (NASDAQ: TWIN), today announced that its Board of Directors has elected John H. Batten (42), to the position of President – Chief Operating Officer effective July 1, 2008.

     Since 2004, John Batten has held the position of Executive Vice President responsible for European Operations and Global Marine Strategy and Product Development. A graduate of Yale University, and the University of Colorado, as well as the Harvard Business School Advance Management Program, John Batten previously served as Vice President, General Manager Marine and Propulsion, Commercial Manager – Marine Propulsion, and Applications Engineer since joining the Company in 1996. John Batten was elected a Director of the Company in 2002.

     In his new position, John Batten will be responsible for all manufacturing operations, as well as, marketing, engineering, human resources, and global distribution. This position permanently fills the void that occurred in July, 2006 when Michael Joyce then President – Chief Operating Officer retired. He will report to Michael E. Batten, the Company’s Chairman and Chief Executive Officer. Christopher J. Eperjesy, Vice President – Finance and Chief Financial Officer will continue to report to Michael E. Batten

About Twin Disc

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.